UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/09/2008

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044
(Address of principal executive offices, including zip code)

215 706 5302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 9, 2008 (the "Effective Date"), NutriSystem, Inc. (the "Company") entered into an employment agreement with Bruce Blair, the Company's Executive Vice President and Chief Information Officer. Under the employment agreement, Mr. Blair's annual salary was set at $250,000 per year and he is eligible to receive, at the time bonuses are awarded each year, a target bonus of up to 100% of his salary each year during the term of the agreement.

        On the Effective Date, the compensation committee of the Board of Directors (the "Compensation Committee") granted 50,000 shares of Company common stock to Mr. Blair under a stock award agreement (the "Stock Grant"). The Stock Grant will vest over four years from the Effective Date, with a tranche of 25% vesting on each of the first four anniversaries of the Effective Date.   In the event of termination for any reason other than (i) "cause" (as defined in the employment agreement), (b) death, or (c) Mr. Blair becoming "totally disabled" (as defined in the employment agreement), the next unvested tranche of the Stock Grant will vest as of the date of such termination. In the event of a Change of Control (as defined in the employment agreement), Mr. Blair will become fully vested in the Stock Grant on the date of the Change of Control.

        On the Effective Date, Mr. Blair also entered into a nondisclosure and noncompete agreement with the Company. Under this agreement, Mr. Blair agreed not to compete with the Company for two years after termination of his employment.

       The term of the employment agreement begins on the Effective Date and extends for three years. If Mr. Blair is terminated without cause, then, in exchange for a mutual release, (1) the Company will pay a lump sum severance payment in an amount equal to (a) 12 months of the salary then in effect and (b) the value of the premium costs to the Company to continue Mr. Blair on the Company's group life and accident, death, and disability policy for the 12 month period following Mr. Blair's termination date, (2) the Company will provide group healthcare coverage for 12 months at Mr. Blair's normal contribution rates, and (3) Mr. Blair's covenants against non-competition will be reduced from two years following employment to one year following employment.

On the Effective Date, the Compensation Committee of the Board of Directors also granted 35,968 shares of Company common stock to David D. Clark, the Company's Chief Financial Officer, under a stock award agreement (the "Clark Stock Grant"). The Clark Stock Grant will vest over four years from the Date of Grant, with a tranche of 25% vesting on each of the first four anniversaries of the Effective Date. The Company and Mr. Clark previously entered into an employment agreement on October 26, 2007. In the event of (a) termination for any reason other than "cause" (as defined in the employment agreement), (b) death, or (c) Mr. Clark's resignation on account of "Good Reason" (as defined in the employment agreement), the shares that would have vested within the 12 month period following such termination of employment if the vesting schedule were based on a monthly vesting schedule, as opposed to the annual vesting schedule, over the four year period from the Effective Date shall become vested on the date of such termination. Mr. Clark shall become fully vested in the Clark Stock Grant on the date of a Change of Control (as defined in the employment agreement).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: July 11, 2008	By:	/s/ David D Clark
David D Clark
Chief Financial Officer